UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

TO BE HELD ON MAY 1, 2017

April 19, 2017

On April 5, 2017, Monotype Imaging Holdings Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Company’s headquarters at 600 Unicorn Park Drive, Woburn, MA 01801 on May 1, 2017, beginning at 8:30 a.m., Eastern Time. The Company’s Board of Directors has fixed the close of business on March 22, 2017 as the record date for determination of the stockholders entitled to vote at the Annual Meeting or any adjournment thereof. This Proxy Statement Supplement (the “Supplement”) amends and supplements the Proxy Statement as filed.

Summary and Supplemental Amended Information

Proposal 4 in the Proxy Statement requests that the Company’s stockholders adopt and approve the Company’s Third Amended and Restated 2007 Stock Option and Incentive Plan (the “Third Amended and Restated 2007 Plan”) to be effective as of May 1, 2017, the date of the Annual Meeting. After our management’s conversations with certain of the Company’s stockholders regarding Proposal 4, on April 18, 2017 the Company’s Board of Directors voted to reduce the increase in the number of shares requested in Proposal 4 from 1,400,000 shares to 1,320,000 shares. The proposed 1,320,000 share increase will reduce the potential dilutive impact of the Third Amended and Restated 2007 Plan to stockholders as compared to the originally proposed 1,400,000 share increase.

As of March 22, 2017, the total number of securities remaining available for issuance under all Company plans was 1,611,337, reflecting 1,511,337 shares available for grant under the Company’s current Second Amended and Restated 2007 Stock Option and Incentive Plan (the “Second Amended and Restated 2007 Plan”), and 100,000 shares remaining available for issuance under the Company’s 2010 Inducement Stock Plan.

If the proposed increase of 1,320,000 shares is approved by our stockholders, the Company will have approximately 2,831,337 shares available for grant under the Third Amended and Restated 2007 Plan after the Annual Meeting, which is based on 1,511,337 shares available for grant under the Second Amended and Restated 2007 Plan on March 22, 2017 and the 1,320,000 shares subject to this Supplement.

The request for the additional 1,320,000 shares would increase the total number of shares available for issuance under the Third Amended and Restated 2007 Plan from 9,383,560 to 10,703,560. Based solely on the closing price of a share of our common stock as reported by the NASDAQ Global Select Market on April 18, 2017, the maximum aggregate market value of the 1,320,000 shares of common stock subject to the proposed increase described in Proposal 4 and amended by this Supplement that could potentially be issued under the Third Amended and Restated 2007 Plan is $26,730,000.

All references to share numbers and values in the Proxy Statement, including Appendix 1 to the Proxy Statement and any applicable calculations with respect to the share increase, shall be deemed to reference the foregoing amended description of the Third Amended and Restated 2007 Plan.

Separate from the reduction in the number of shares included in the requested increase, the Company is also amending a typographical error with respect to the number of options underlying shares of common stock set forth in Proposal 4 of the Proxy Statement. The number of options underlying shares of common stock listed under the heading “Summary Information about our Current Equity Compensation Plans” in Proposal 4 of the Proxy Statement is revised to 1,218,065 from 1,218,465 by this Supplement.

Except as described above, the proposed Third Amended and Restated 2007 Plan and the description thereof contained in the Proxy Statement and Appendix 1 to the Proxy Statement remain unchanged. The Board of Directors continues to recommend unanimously that the stockholders vote FOR Proposal 4 in the Proxy Statement, as amended herein.

Voting Procedures

You do not have to take any action if you have previously voted your shares on the Annual Meeting proposals and do not wish to change your vote on any proposal.

If you have already voted your shares on the Annual Meeting proposals and wish to change your vote on any proposal, you may revoke your proxy before it is voted at the Annual Meeting by (i) using the Internet (www.investorvote.com/TYPE), (ii) calling the toll-free number 1-800-652-VOTE (8683) within the USA, US territories and Canada, (iii) sending a written notice that you are revoking your proxy to our Corporate Secretary (Attn: Corporate Secretary, Monotype Imaging Holdings Inc., 600 Unicorn Park Drive, Woburn, MA 01801), or (iv) attending the Annual Meeting and voting in person. Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern on April 30, 2017. If the shares you own are held in “street name” by a bank or brokerage firm, please follow the voting instruction form provided to you by such bank or brokerage firm.

If you have not already voted your shares on the Annual Meeting proposals, you are urged to vote by filling out and returning your previously received proxy card or by one of the methods described above as soon as possible, even if you plan to attend the Annual Meeting. Voting in advance will not prevent you from voting in person if you attend the Annual Meeting, but will ensure that your vote is counted if you are unable to attend the Annual Meeting.

The information contained in this Supplement should be read in conjunction with the Proxy Statement. There is no change in the time or place of the Annual Meeting or the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Janet M. Dunlap

Executive Vice President, General Counsel and Secretary

Woburn, Massachusetts

April 19, 2017